                                                                     EXHIBIT 4.2

                                                                VERSION DE FIRMA

                         CONVENIO MAESTRO POST-ESCISION

      Convenio Maestro Post-Escision que celebran el 18 de enero de 2001, por una parte, Telefonos de Mexico, S.A. de C.V. (en lo sucesivo "Telmex"), representada en este acto por su Sub-Director de Tesoreria, Jose Manuel Camacho Berrueta, y, por la otra parte, America Movil, S.A. de C.V., representada en este acto por su Director General, Daniel Hajj Aboumrad (en lo sucesivo "America Movil"), de acuerdo con las siguientes declaraciones y clausulas:

                                 DECLARACIONES

I.Declara Telmex:

  a) Ser una sociedad anonima mexicana, constituida conforme a las leyes de la Republica Mexicana, mediante escritura publica numero 34,726, de fecha 23 de diciembre de 1947, otorgada ante la fe del licenciado Graciano Contreras Saavedra, Notario Publico numero 54 del Distrito Federal, misma que se encuentra inscrita en el Registro Publico de Comercio en la Ciudad de Mexico, Distrito Federal, bajo el numero cuatro, a fojas tres, del libro tercero, volumen doscientos treinta y ocho, actualmente inscrito en el folio mercantil 5,229;

  b) Que su representante legal cuenta con las facultades suficientes para obligarla en los terminos del presente Contrato;

  c) Que se acordo la Escision de Telmex, (como dicho termino se define mas adelante) mediante la creacion de America Movil y dadas las relaciones juridicas y diversos Servicios que transitoriamente requiere America Movil, Telmex esta dispuesto a prestar los servicios objeto de este Contrato a America Movil, conforme a lo establecido a continuacion y en los respectivos Anexos del presente Contrato asi como obligarse en los demas terminos del presente Contrato.

II.Declara America Movil:

  a) Ser una sociedad mexicana, constituida de conformidad con las leyes de la Republica Mexicana mediante escritura publica No. 123,022 otorgada el 29 de septiembre de 2000, ante la fe del Licenciado Luis Felipe del Valle Prieto, Notario Publico No 20 del Distrito Federal, inscrita el 13 de octubre de 2000 en el Registro Publico de Comercio del Distrito Federal, bajo el folio mercantil 263770;

  b) Que su representante legal cuenta con las facultades suficientes para obligarlo en los terminos del presente Contrato, de conformidad con la escritura publica cuyos datos y fecha se contienen en el Anexo respectivo del presente Contrato;

  c) Que es su deseo contratar los Servicios objeto de este Contrato que presta Telmex y obligarse conforme a los demas terminos del presente Contrato.

III.Ambas Partes declaran:

  a) Que los anexos del presente Contrato forman parte integral del mismo y que se suscriben en forma simultanea, por lo que el contenido de los mismos tendra fuerza obligacional conjuntamente con todos sus futuros Anexos, Sub-Anexos, Adenddums y demas documentacion relacionada con este Contrato, que, de tiempo en tiempo, suscriban las Partes; y

  b) Que a fin de asegurar que el proposito de la Escision de Telmex se lleve a cabo completamente y se perfeccione integramente, desean y estan de acuerdo en celebrar el presente Contrato.

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      Con base en las Declaraciones que anteceden las Partes celebran el
Contrato contenido en las siguientes:

                                   CLAUSULAS

                                   CAPITULO I
                                 GENERALIDADES

      PRIMERA. DEFINICIONES. Las Partes aceptan y convienen que, salvo que se exprese de otra manera en este Contrato y para todos los fines y efectos del mismo, los terminos que se enlistan a continuacion, tendran la definicion y significado que enseguida del termino de que se trate se establece:

 Afiliada               Respecto a cualquier persona, o entidad que directa o
                        indirectamente, a traves de uno o mas intermediarios
                        controle, sea controlada por o se encuentre bajo
                        control comun con dicha Persona. Para efectos de esta
                        definicion, "control" (incluyendo los terminos
                        "controlada por" y "bajo control comun con" o cualquier
                        termino similar, segun lo requiera el contexto) de una
                        Persona significa (i) la propiedad de, o la facultad de
                        votar la mayoria de las acciones con derecho a voto en
                        la eleccion de consejeros de dicha Persona bajo
                        circunstancias ordinarias sin la presencia de
                        contingencias o (ii) la propiedad directa o indirecta
                        de la mayoria de las acciones representativas del
                        capital social de la Sociedad o el derecho a recibir la
                        mayoria de las utilidades de dicha Persona.
 Acciones Recompradas   Aquellas acciones que Telmex mantenia en tesoreria al
                        25 de septiembre de 2000 y aquellas recompradas por
                        Telmex del 25 de septiembre de 2000 al Dia de la
                        Entrega.
 America Movil          Como se define en el preambulo del presente Contrato.
 Aztlan                 Inmobiliaria Aztlan, S.A. de C.V.
 Carta de Declaraciones La carta emitida por Telmex el 25 de septiembre de 2000 en relacion con la opinion de Cleary, Gottlieb, Steen &
                        Hamilton.
 Codigo Civil           Codigo Civil para el Distrito Federal.
 Consertel              Controladora de Servicios de Telecomunicaciones, S.A.
                        de C.V.
 Cuca                   Cuenta de capital de aportacion a que se refiere el
                        segundo parrafo de la Fraccion II del Articulo 120 de
                        la Ley del Impuesto sobre la Renta.
 Cufin                  Cuenta de utilidad fiscal neta a que se refiere el
                        Articulo 124 de la Ley del Impuesto sobre la Renta.
 Cufinre                Cuenta de utilidad fiscal neta reinvertida a que se
                        refiere el Articulo 124-A de la Ley del Impuesto sobre
                        la Renta.
 Dia de la Entrega      El primer dia habil en que se comience a entregar a los
                        accionistas de Telmex los titulos de acciones de
                        America Movil, conforme a la Escision.

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
 Escision                 La Escision de Telmex resuelta por la Asamblea
                          General Extraordinaria de Accionistas de Telmex
                          celebrada el 25 de septiembre de 2000 cuya acta se
                          protocolizo parcialmente mediante escritura publica
                          No. 123,021 otorgada el 29 de septiembre de 2000 ante
                          la fe del Lic Luis Felipe del Valle Prieto Notario
                          Publico No. 20 del Distrito Federal, inscrita en el
                          Registro Publico de Comercio del Distrito Federal el
                          13 de octubre de 2000 y cuyo aviso se publico en el
                          Diario Oficial de la Federacion del 5 de octubre de
                          2000 y que surtio plenos efectos el dia 27 de
                          noviembre de 2000.
 Factura o Facturas       Segun se define en el parrafo 4.4.1 de este Contrato.
 IVA                      Impuesto al Valor Agregado.
 Ordenes de Servicio      Segun se define en la Clausula Segunda de este
                          Contrato.
 Organo Regulador         Significa cualquier gobierno o subdivision politica
                          del mismo, sea federal, estatal, local o cualquier
                          entidad o dependencia de cualquier gobierno o
                          subdivision politica, incluyendo, sin limitarse, a la
                          Secretaria de Hacienda y Credito Publico, la Bolsa
                          Mexicana de Valores, S.A. de C.V., la Comision
                          Nacional de Seguros y Fianzas, la Comision Nacional
                          Bancaria y de Valores, la Comision Nacional de
                          Inversiones Extranjeras, la Comision Federal de
                          Competencia, el Instituto Mexicano del Seguro Social
                          ("IMSS"), el Instituto para el Fondo Nacional para la
                          Vivienda de los Trabajadores ("INFONAVIT") o
                          cualquier autoridad fiscal ya sea mexicana o
                          extranjera.
 Partes                   Significan Telmex y America Movil de forma conjunta.
 Persona                  Significa cualquier persona fisica o moral, sociedad
                          de responsabilidad limitada, asociacion en
                          participacion, fideicomiso, fideicomiso empresarial,
                          organizacion no constituida, subdivision politica o
                          administrativa, autoridad, Organo Regulador o de
                          gobierno "partnership", "limited partnership", "joint
                          venture", "joint stock company", "business trust", u
                          otra entidad u organizacion.
 Reestructuracion Interna Los diversos actos corporativos que fueron realizados por las subsidiarias de Telmex, directa e
                          indirectamente, previo a la Escision de Telmex y que
                          incluyen la fusion de Sercotel con Aztlan y la
                          Escision de Sercotel.
 Sercotel                 Sercotel, S.A. de C.V.
 Servicio o Servicios     Los servicios legales, financieros, contables, de
                          relaciones con inversionistas y otros de cualquiera
                          otra indole que solicite America Movil o cualquiera
                          de sus subsidiarias a Telmex o a cualquiera de sus
                          subsidiarias en los terminos de este Contrato.
 Telmex                   Como se define en el preambulo del presente Contrato.

      SEGUNDA. OBJETO Y GENERALIDADES DEL CONTRATO. El presente Contrato se celebra con el objeto de regular las diversas relaciones juridicas derivadas de la Escision de Telmex y diversas relaciones entre Telmex y America Movil en los aspectos relacionados con servicios, cuestiones fiscales, responsabilidades, indemnizaciones y aspectos contables y de registro con el fin de asegurar que los objetivos, propositos y acuerdos derivados de la Escision de Telmex se cumplan y perfeccionen completamente.

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                                  CAPITULO II
                             SERVICIOS TRANSITORIOS

      TERCERA. SERVICIOS. Telmex se obliga a prestar a America Movil los Servicios a que se refiere el presente Contrato, empleando al efecto todos los conocimientos administrativos, operativos, cientificos y/o tecnicos que resulten necesarios. Los Servicios objeto del presente Contrato se regiran, en lo general, por el clausulado del mismo y, en lo particular, en su caso por lo establecido en los Anexos que firmados por las Partes formen parte integral de este Contrato como si a la letra se insertasen, en adicion los que se convengan de tiempo en tiempo por las Partes.

      Sin perjuicio de lo anterior, cualquier discrepancia entre los textos de alguno de los Anexos y los terminos y condiciones del presente Contrato o de la caratula del mismo, se resolvera en favor de: (i) en primer lugar, aquel expresamente considerado en este Contrato; en su defecto, (ii) en segundo lugar, aquel expresamente considerado en los Anexos al presente Contrato; y, en su defecto, y, (iii) en tercer lugar, conforme a los principios contenidos en el Articulo 20 del Codigo Civil.

      Lo anterior, en el entendido de que Telmex se obliga a prestar los Servicios objeto del presente Contrato haciendo su mejor esfuerzo en los terminos del Articulo 2615 del Codigo Civil. En consecuencia, para los efectos del Articulo 2613 del Codigo Civil, las obligaciones que en virtud de este Contrato asume Telmex son de medio o actividad y no de resultado.

      America Movil requerira a Telmex los diversos Servicios objeto de este Contrato mediante una Orden de Servicio que le entregue al propio Telmex ya sea de manera verbal o por escrito. La prestacion de los Servicios a que se refiera cada una de las Ordenes de Servicio estara condicionada a la capacidad de Telmex en la fecha de la Orden de Servicio correspondiente. Para que proceda la cancelacion o cambio sin cargo de una Orden de Servicio, America Movil debera solicitarla por escrito antes de que se acuerden los tiempos de entrega de los Servicios contemplados en este Contrato. Si la cancelacion o cambio se solicita despues de que sean acordados los tiempos de entrega de los Servicios contemplados en este Contrato, las Partes aceptan y convienen en que America Movil debera cubrir a Telmex los cargos o penalidades aplicables conforme se detallen en las politicas comerciales vigentes para los Servicios en cuestion.

    CUARTA. CONTRAPRESTACIONES.

4.1Cargos y Tarifas.

          4.1.1 Contraprestaciones. Como contraprestaciones por los Servicios que Telmex se obliga a prestar a America Movil, de conformidad con las Clausulas Segunda y Tercera del presente Contrato, America Movil pagara a Telmex el costo de cada uno de dichos Servicios mas, en su caso, un porcentaje de utilidad que, en cada caso, acuerden las partes, asi como las cantidades que correspondan a otros Servicios que las Partes convengan de tiempo en tiempo, y las cuales se contendran en uno
    o mas Sub-Anexos del Anexo que en su momento las Partes convengan, y que firmado por las mismas formara parte integral de este Contrato como si a la letra se insertase. En todo caso, las contraprestaciones causaran y a las mismas se anadira el IVA y cualquier otro impuesto que conforme a la legislacion fiscal sea aplicable. Las contraprestaciones a que se refiere la presente Clausula deberan ser pagadas en las fechas, plazos, terminos y condiciones previstos en esta Clausula o en los Sub-Anexos correspondientes.

          4.1.2 Reembolso de Gastos. Asimismo, America Movil reembolsara a Telmex el importe de los gastos en que Telmex incurra en relacion directa con la prestacion de los Servicios objeto del presente Contrato.

          4.1.3 Otras Contraprestaciones. America Movil acepta que cuando solicite a Telmex otros servicios complementarios no tarifados y distintos a los Servicios a que se refiere la Clausula Tercera del presente Contrato, siempre y cuando Telmex acepte prestarlos y no existiese ni continue vigente alguna contraprestacion pactada expresamente y por escrito, deberan estas de convenirse previamente a la prestacion del servicio de que se trate.

4.2 Lugar de Pago. Cualquier contraprestacion, gasto o reembolso a cargo de America Movil y a favor de Telmex sera pagado en el domicilio de Telmex.

4.3 Denominacion Salvo que las Partes acuerden otra cosa por escrito, las contraprestaciones se denominaran invariablemente en pesos, moneda de curso legal en los Estados Unidos Mexicanos, o aquella unidad monetaria del sistema monetario de los Estados Unidos Mexicanos que la sustituya; y America Movil solventara sus obligaciones precisamente en dicha moneda.

4.4 Condiciones de Pago. Para el pago de las contraprestaciones por los Servicios objeto de este Contrato, se atenderan las siguientes condiciones de pago:

          4.4.1 Facturas. Telmex presentara mensualmente a America Movil, en las oficinas de America Movil, una Factura de cobro de los Servicios generados en el mes anterior (en lo sucesivo, indistintamente, la "Factura" o las "Facturas"). La Factura debera contener una descripcion completa de los Servicios objeto de este Contrato durante el periodo, asi como un desglose de las contraprestaciones que America Movil adeuda a Telmex por dichos conceptos.

          4.4.2 Epoca y forma del Pago. America Movil solventara las Facturas a Telmex en pesos mexicanos inmediatamente disponibles, via cheque o efectivo, abono en cuenta u otra manera que acuerden las Partes, dentro de los 5 (cinco) dias naturales siguientes a la fecha en que Telmex presente la Factura correspondiente debidamente soportada en los terminos de este Contrato.

          4.4.3 Intereses Moratorios. En caso de que America Movil incumpliera su obligacion de pago mencionada en el parrafo inmediato anterior, debera de pagar, en adicion al monto principal de las Facturas, desde la fecha de vencimiento de las Facturas hasta la fecha en que las mismas queden totalmente pagadas, intereses moratorios a una tasa anual que sera igual a la Tasa de Interes Interbancaria de Equilibrio anual mas reciente en relacion con la fecha en que ocurra la mora, multiplicada a razon de 1.7 (uno punto siete) veces, sobre bases de calculos mensuales, mas el IVA correspondiente.

          Los intereses moratorios se calcularan sobre las cantidades no pagadas y se computaran por dias calendario sobre la base de 1 (un) ano de 360 (trescientos sesenta) dias por el numero de dias efectivamente transcurridos desde la fecha de vencimiento de las Facturas y hasta la fecha en que se pongan las cantidades a disposicion de Telmex, en la inteligencia de que los intereses moratorios variaran mensualmente junto con las variaciones que sufra la tasa de referencia durante el periodo en que subsista el incumplimiento.

          Lo anterior en el entendido de que, en ningun caso, la tasa de interes que sirva como base para determinar los intereses moratorios podra ser menor a la tasa de interes mas alta del bono o instrumento que el Gobierno Federal coloque en el mercado de dinero que se aproxime al plazo de 28 dias.

      QUINTA. RESPONSABILIDADES. Ninguna de las Partes sera responsable frente a la otra por danos o perjuicios indirectos, consecuenciales o por la perdida de ingresos derivados o imputables a cualesquiera actos u omisiones de las Partes o terceros relacionados con el presente Contrato. Asimismo,

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ninguna de las Partes sera responsable por los danos que sean causados a Telmex
o a America Movil por eventos de fuerza mayor o caso fortuito, tales como explosiones, sismos u otros fenomenos naturales y aquellos que sean provocados por terceras personas o que sean ajenos a la prestacion de los Servicios objeto de este Contrato y que Telmex o, en su caso, America Movil, no hayan podido razonablemente prever o evitar, tales como revueltas civiles, sabotaje o terrorismo u otras situaciones similares. En todo caso, la responsabilidad civil de las Partes estara limitada a la reparacion de los danos causados en forma directa.

      SEXTA. SUSPENSION TEMPORAL. Si sobreviniese un caso fortuito o de fuerza mayor que impidiera temporalmente a Telmex prestar los Servicios en los terminos de este Contrato, se suspenderan temporalmente los Servicios objeto del mismo, y las Partes acordaran las acciones y servicios extraordinarios que se requieran para restablecer, regularizar y garantizar la continuidad y calidad de los Servicios. En este caso, America Movil pagara, a solicitud de Telmex, los Servicios efectivamente prestados hasta el momento en que hubiese tenido lugar la suspension. En todo caso, Telmex realizara su mejor esfuerzo para restablecer el Servicio.

      SEPTIMA. CESION. Tanto Telmex como America Movil se obligan a cumplir sus obligaciones objeto del presente Contrato por si mismos, y, en consecuencia, los derechos y obligaciones derivados del presente Contrato podran ser cedidos, gravados o transmitidos en forma alguna sin la autorizacion previa de la otra parte, autorizacion que no sera negada sin razon justificada. Lo anterior a excepcion de que pueda ser cedido a alguna subsidiaria o Afiliada de las Partes, sin necesidad de obtener la autorizacion de la otra Parte.

      OCTAVA. RELACIONES LABORALES. Todos los Servicios objeto de este Contrato que Telmex preste a America Movil a traves de personas fisicas, seran llevados a cabo por personal que sera contratado y pagado por Telmex, quien, como empresario y patron de dicho personal que ocupe con motivo de los Servicios materia del presente Contrato, sera el unico responsable de las obligaciones derivadas de las disposiciones legales y demas ordenamientos en materia de trabajo y de seguridad social para con dicho personal, sin que exista relacion contractual alguna, ya sea de caracter laboral o de cualquier otra naturaleza, entre el personal de Telmex mediante el cual este preste los Servicios materia del Contrato y America Movil. Telmex conviene por lo mismo, en responder de todas las reclamaciones que sus trabajadores presentasen en su contra o en contra de America Movil, en relacion con los Servicios; y a tal efecto, Telmex se obliga a sacar en paz y a salvo a America Movil de cualquier reclamacion que pudiera hacer el personal de Telmex a America Movil y, en su caso, a indemnizar y por tanto a reembolsar a America Movil cualquier cantidad que por motivo de cualquier reclamacion del personal de Telmex tuviese que pagar America Movil.

      Por su parte, America Movil, como empresario y patron del personal que ocupe con motivo de este Contrato, sera el unico responsable de las obligaciones derivadas de las disposiciones legales y demas ordenamientos en materia de trabajo y de seguridad social. Por lo mismo, conviene en responder de todas las reclamaciones que sus trabajadores presenten en su contra o en contra de Telmex en relacion con los Servicios materia de este Contrato y se obliga a sacar en paz y a salvo a Telmex de cualquier reclamacion que pudiera hacer el personal de America Movil a Telmex y, en su caso, a indemnizar y por tanto a reembolsar a Telmex cualquier cantidad que por motivo de cualquier reclamacion del personal de America Movil tuviese que pagar Telmex.

      NOVENA. DURACION. El presente Capitulo II, estara en vigor por un ano obligatorio para ambas Partes. Una vez transcurrido dicho termino, la vigencia del Capitulo II se prorrogara por tiempo indefinido, y a partir de ese momento cualquiera de las Partes podra darlo por terminado mediante aviso por escrito entregado con 15 (quince) dias de anticipacion a la fecha de terminacion deseada. En todo caso, las obligaciones de pago liquidas y exigibles derivadas del presente Contrato subsistiran hasta su debida solventacion.

                                  CAPITULO III
                               ASPECTOS FISCALES

    DECIMA. CUENTAS FISCALES:

10.1 Cufin: Las Partes hacen constar que en virtud de la Escision de Telmex la Cufin no consolidada de Telmex permanece en Telmex, por lo que no se atribuye porcion alguna de dicha cuenta a America Movil, la cual conserva a nivel consolidado la Cufin de Sercotel.

10.2 Cuca: Las Partes hacen constar que en virtud de la Escision de Telmex, la Cuca no consolidada de Telmex permanece en Telmex, por lo que no se atribuye porcion alguna de dicha cuenta a America Movil.

10.3 Costo Fiscal de Sercotel y Consertel: Las Partes hacen constar que por virtud de la Reestructuracion Interna, dada la Escision de Sercotel para crear Consertel, el costo fiscal de las acciones de cada una de esas empresas equivale al porcentaje del costo fiscal de Sercotel antes de su Escision en funcion del capital social que corresponde a cada una de Sercotel y Consertel por virtud de la Escision de Sercotel.

                                  CAPITULO IV
                      ASPECTOS DE FINANCIAMIENTOS Y DEUDAS

      DECIMOPRIMERA. INDEMNIZACIONES GENERALES. Telmex se obliga a indemnizar y sacar en paz y a salvo a America Movil de cualquier reclamacion derivada de cualquier pasivo o contingencia directa o contingente que hubiere permanecido a cargo de Telmex como consecuencia de la Escision de Telmex; y America Movil se obliga a indemnizar y sacar en paz y a salvo a Telmex de cualquier reclamacion derivada de cualquier pasivo o contingencia directa o contingente que se hubiere transmitido expresamente a cargo de America Movil como consecuencia de la Escision de Telmex.

      DECIMOSEGUNDA. PAPEL COMERCIAL. Telmex se obliga a solventar a mas tardar el 31 de diciembre de 2001 todo el papel comercial o cualquier otro tipo de valor o deuda propiedad de Sercotel, de America Movil o de cualquiera de sus subsidiarias emitido por Telmex.

    DECIMOTERCERA. GARANTIAS.

13.1 EKN-Ericsson: Las Partes se obligan a realizar sus mejores esfuerzos para que la garantia otorgada por Telmex a favor de America Movil o cualquiera de sus subsidiarias, y/o Ericsson Project Finance AB, derivada del "Sponsor Undertaking" con garantia del EKN-The Swedish Export Credit Guarantee Board, sea transferida a America Movil.

13.2 UNIBANCO. Las Partes se obligan a realizar sus mejores esfuerzos para que la garantia otorgada por Telmex en favor del Unibanco-Uniao de Bancos Brasileiros, S.A. en relacion con la inversion en ATL-Algar telecom Leste, S.A. se sustituya por una garantia que otorgue America Movil o cualquiera de sus subsidiarias y se libere a Telmex de cualquier obligacion o responsabilidad derivada de dicha fianza.

13.3 AMERICA CENTRAL TEL. Las Partes se obligan a realizar sus mejores esfuerzos para que el pagare otorgado por Telmex, en su calidad de aval, en favor de Citibank, N.A. en relacion con la inversion en Telecomunicaciones de Guatemala, S.A., cuyo vencimiento es de fecha 21 de abril de 2001, se sustituya por un pagare en los mismos terminos y condiciones que otorgue America Movil o cualquiera de sus subsidiarias y se libere a Telmex de cualquier obligacion o responsabilidad derivada de dicho pagare.

13.4 TOPP TELECOM. Las Partes se obligan a realizar sus mejores esfuerzos para que la carta de soporte otorgada por Telmex en favor Citibank, N.A., en relacion con el credito relacionado con la inversion en Topp Telecom, se sustituya por una carta de soporte que otorgue Radiomovil Dipsa, S.A. de C.V. o cualquiera de sus subsidiarias y se libere a Telmex de cualquier obligacion o responsabilidad derivada de dicha carta.

13.5 FIRST MARK. Las Partes se obligan a realizar sus mejores esfuerzos para que el aval bancario otorgado por Telmex, por cuenta y orden de Aztlan, en relacion con la inversion en FirstMark Comunicaciones Espana, S.A., se sustituya por un aval que otorgue America Movil, Sercotel o cualquiera de sus subsidiarias y se libere a Telmex de cualquier obligacion o responsabilidad derivada de dicho aval.

13.6 TELAMCO. Las Partes se obligan a realizar sus mejores esfuerzos para que la garantia solidaria otorgada por Telmex en favor de Telecom Americas, LLC, en relacion con la inversion de Intelec, S.A. y Telmex Wireless Brazil, LLC en Telecom Americas, LLC, se sustituya por una garantia solidaria que otorgue America Movil o cualquiera de sus subsidiarias y se libere a Telmex de cualquier obligacion o responsabilidad derivada de dicha garantia.

13.7 BNDES. Las Partes se obligan a realizar sus mejores esfuerzos para que la fianza otorgada por Telmex en favor del Banco de Desenvolvimiento Economico e Social-BNDES en relacion con la inversion en ATL-Algar Telecom Leste, S.A. se sustituya por una fianza que otorgue America Movil
      o cualquiera de sus subsidiarias y se libere a Telmex de cualquier obligacion o responsabilidad derivada de dicha fianza.

13.8 OPCION DE COMPRA DE GCA. America Movil se obliga a adquirir de Telmex las acciones emitidas por Global Central America, S.A. de C.V. ("GCA") que tuviere que adquirir por virtud del ejercicio de la opcion de venta de acciones contenida en el Contrato de Opcion de Venta de Acciones celebrado entre Telmex y Telecomunicaciones de Guatemala, S.A. el 3 de junio de 1999 mediante escritura publica 43,417 otorgada ante la fe del Lic. Roberto Nunez y Bandera, Notario Publico No. 1 del Distrito Federal, la cual fue cedida por Telcomunicaciones de Guatemala, S.A. en propiedad fiduciaria, incluyendo sin limitacion alguna, todos y cada uno de los derechos que pueda tener conforme a dicho contrato de opcion, al fideicomiso de administracion, pago y garantia de fecha 2 de junio de 1999, celebrado entre Telecomunicaciones de Guatemala, S.A. como fideicomitente, Citibank Mexico, S.A., Grupo Financiero Citibank como fiduciario y Citibank, N.A. como fideicomisario.

          En adicion, las Partes se obligan a realizar sus mejores esfuerzos para que todas las obligaciones derivadas de la opcion indicada en el parrafo anterior sean asumidas por America Movil, y se libere a Telmex de cualquier responsabilidad derivada de dicho contrato.

                                   CAPITULO V
                               ASPECTOS CONTABLES

      DECIMOCUARTA. REGISTROS CONTABLES. Las Partes ratifican el acuerdo relativo a ciertos registros contables de fecha 21 de noviembre de 2000, en el sentido de que derivado de la Escision de Telmex, se resolvio que la misma se llevara a cabo mediante la aportacion en bloque de parte de los activos, pasivos y capital de Telmex a America Movil con base en los estados financieros dictaminados de

Telmex al 31 de diciembre de 1999, el Balance al 30 de junio de 2000 y el Balance pro forma al 30 de junio de 2000. En relacion con la caja que habia sido generada principalmente por la operacion de Telmex, la administracion de Telmex determino que dicha caja seria requerida por America Movil, toda vez que derivado de la Escision de Telmex, le fueron transferidos a America Movil ciertos activos que conllevan compromisos de capitalizacion e inversion en el extranjero que habian sido adquiridos originalmente por Telmex. En virtud de lo anterior, America Movil le dara continuidad a la expansion de ciertos negocios en Mexico y en el extranjero, por lo que por virtud de la Escision, las Partes acordaron que Telmex le transfiriera a America Movil la cantidad de US $2.750 millardos de dolares, los cuales estaban reflejados en los estados financieros consolidados de Telmex hasta antes de la Escision. Dicha cantidad se encuentra integrada por US $1.794 millardos de dolares, que correspondian a una emision de papel comercial por parte de Telmex y por US $0.956 millardos de dolares que correspondian a inversiones por parte de Telmex en instrumentos financieros de facil realizacion. Por tanto, la cantidad mencionada se considerara aportada o transferida a America Movil, por virtud y como consecuencia de la Escision de Telmex, con fecha a partir del 25 de septiembre de 2000 y debera ser reconocida como parte de los activos de America Movil a partir de entonces.

      Adicionalmente, y tambien por virtud de la Escision, las Partes acuerdan que los saldos (sin incluir intereses) al 5 de septiembre de 2000, de los creditos obtenidos por Telmex de ABN AMRO Bank y otros bancos, por la cantidad de U.S. $ 700.1 millones de dolares, cuyo destino es financiar la compra de equipo por parte de Radiomovil Dipsa, S.A. de C.V., se consideren transferidos a America Movil. Por lo tanto, las cuentas por pagar de Radiomovil Dipsa, S.A. de C.V. a favor de Telmex, correspondientes a los creditos citados anteriormente, se entienden transferidas a America Movil.

      DECIMOQUINTA ACCIONES RECOMPRADAS. Telmex no ejercitara los derechos derivados del cupon correspondiente a la entrega de las Acciones de America Movil por la Escision de Telmex, respecto a las Acciones Recompradas en los terminos de lo previsto por el ultimo parrafo de la Disposicion Segunda de la Circular 11-16 y sus modificaciones expedida por la entonces Comision Nacional de Valores el 27 de agosto de 1990 y demas disposiciones legales aplicables.

      En consecuencia, conforme a lo previsto en la Resolucion II.1 de la Asamblea General Extraordinaria de Accionistas de Telmex del 25 de septiembre de 2000, se ajustaron los estados financieros y el Balance Pro-forma base de la Escision para reflejar los montos que se arrojen en el Dia de Entrega, como sigue: (i) en la cuenta de capital social de America Movil se consideraran a las Acciones Recompradas como acciones de Tesoreria, que podran ser destinadas a cualquier fin licito que determine el Consejo de Administracion de America Movil y, por tanto, no se considerara como no pagada la porcion de capital correspondiente y aquellas acciones de America Movil que correspondan a las Acciones Recompradas, sumandose a las 1,631'487,932 acciones a que se refiere el Anexo "C" del acta de la Asamblea indicada; (ii) no se registrara cuenta por cobrar, pasivo o deuda alguna entre Telmex y America Movil por virtud de la cancelacion del cupon correspondiente a las Acciones Recompradas; (iii) se ajustaran las cuentas en el balance de Telmex que procedan, para reflejar la disminucion de efectivo por virtud de la recompra de las Acciones Recompradas ajustando el Balance Pro-forma de la Escision y sin compensarlo contra cuenta alguna de los Estados Financieros de America Movil; y (iv) se ajustaran las cuentas a que se refiere la Fraccion I del Articulo 14 Bis de la Ley del Mercado de Valores como proceda conforme a los acuerdos anteriores.

                                  CAPITULO VI
                            OTROS ACTOS Y CONVENIOS

      DECIMOSEXTA CONTRATO DE DISTRIBUCION. Telmex y America Movil negociaran un contrato de distribucion o cualquier otra categoria juridica similar a traves del cual se permita a Telmex, sujeto, en su caso, a las autorizaciones que procedan conforme a derecho, comercializar el servicio de telefonia movil con la marca o nombre "Telcel" con otra marca o nombre comercial que acuerden las partes.

      DECIMOSEPTIMA CONSENTIMIENTOS Y AUTORIZACIONES. Cada una de las Partes se comprometen a tomar todas las medidas comercialmente razonables para obtener todas las autorizaciones y permisos, tales como las aprobaciones de sus respectivos Consejos de Administracion, de los Organos Reguladores necesarios y de terceros, en su caso, que sean o puedan ser necesarias para la implementacion y perfeccionamiento del presente Contrato, el cumplimiento de sus obligaciones conforme al mismo y la consumacion de todas las operaciones relacionadas con la Escision de Telmex.

      En adicion, las Partes convienen expresamente y se comprometen a que, con toda buena fe y diligencia, llevaran a cabo todos los actos y tomaran todas las acciones que fueren necesarias o convenientes, con el objeto de que tengan plenos efectos y cumplan integralmente los acuerdos aqui contenidos y la Escision de Telmex. Las Partes convienen y se obligan expresamente a que ninguna de ellas iniciara demanda, accion judicial, querella o denuncia de hechos en contra de la otra parte, respecto de cualquier activo transferido como consecuencia de la Escision de Telmex.

      DECIMOCTAVA ACCION COMUN. Las Partes, por este medio convienen en una accion comun (litisconsorcio pasivo) en el caso de un procedimiento legal surgido en relacion con la Escision de Telmex o cualquiera de los aspectos contemplados por el presente Contrato. Para tal efecto, America Movil, por este medio, nombra a Telmex como su representante.

      DECIMONOVENA. INFORMACION. Las Partes se entregaran toda la informacion necesaria para preparar estados financieros, declaraciones de impuestos, actos administrativos ante Organos Reguladores o cualquier otro acto o hecho que se requiera para el desarrollo continuo de sus operaciones.

      VIGESIMA. OBLIGACIONES DE NO HACER: Desde la fecha de celebracion del presente Contrato y hasta el 25 de septiembre de 2002, America Movil debera abstenerse y debera hacer que sus subsidiarias se abstengan, sin el consentimiento por escrito de Telmex, de:

          (i)reformar los estatutos de America Movil, fusionar o consolidar a America Movil con cualquier otra Persona;

          (ii)dividir, combinar, reclasificar el capital social de America
    Movil;

          (iii)declarar, reservar o pagar algun dividendo extraordinario u otra distribucion con respecto del capital social de America Movil;

          (iv)vender, ceder, transferir, hipotecar, dar en prenda, arrendar, otorgar o permitir que se constituya algun gravamen u otra limitacion a la propiedad, o de otra forma disponer de alguno de los activos que sean significativos para el negocio de America Movil como actualmente es conducido, con excepcion de dichos actos realizados dentro del curso ordinario de negocios.

          (v)tomar cualquier accion que pudiera esperarse razonablemente que ocasionara que la Escision de Telmex no califique como una transaccion libre de impuestos en los Estados Unidos Mexicanos o en los Estados Unidos de America, conforme a las leyes, regulaciones o criterios de cualquiera de los Organos Reguladores o que sea inconsistente con la Carta de Declaraciones.

      VIGESIMA PRIMERA. PROPIEDAD DE LA SOCIEDAD. Todos los memoranda, escrituras publicas, contratos, libros de actas corporativas, libros de registro de acciones, notas, listas, registros y otros documentos, datos, registros electronicos, magneticos u opticos o papeles (y todas las copias de ellos), incluyendo aquellos archivados en memorias de computadoras, en microfichas o en otros medios, hechos o compilados por Telmex o puestos a disposicion de Telmex relativos a America Movil y los activos que le fueron transmitidos por la Escision, y todos los demas libros corporativos que deban ser mantenidos por America Movil bajo la Ley Mexicana son y seran propiedad de America Movil y deberan ser entregados a America Movil.

      VIGESIMA SEGUNDA EMPLEADOS DE LA SOCIEDAD. Por un termino de dos (2) anos a partir de la fecha de firma del presente Contrato, ninguna de las Partes, directa o indirectamente, contrataran u ofreceran empleo a empleado alguno de la otra Parte o incitaran a tales empleados a dejar dicho trabajo.

    VIGESIMA TERCERA. INDEMNIZACION.

23.1 En favor de Telmex: America Movil se obliga a indemnizar, defender y sacar en paz y a salvo a Telmex y a cada una de sus Afiliadas y a sus respectivos empleados, funcionarios, consejeros y asesores externos, de cualquier perdida, gasto, responsabilidad, dano, o deficiencia sustancial, incluyendo cualquier perdida, gasto, responsabilidad, dano o deficiencia sufrida por Telmex, que resulte o que se incurra por virtud de cualquier acontecimiento anterior a la Escision de Telmex respecto de los activos y/o pasivos atribuidos directa o indirectamente a America Movil, incluyendo cualquier contingencia fiscal que surja de o en relacion con los actos juridicos relacionados con la Reestructuracion Interna, o alguna violacion significativa de alguna obligacion, garantia
      o convenio de America Movil bajo este Contrato o cualquier certificado o instrumento proporcionado o a ser proporcionado a Telmex bajo este Contrato y debera reembolsar a Telmex y a cada una de sus Afiliadas y a sus respectivos consejeros, funcionarios y empleados por cualquier gasto, incluyendo, sin limitacion, honorarios legales y gastos erogados por Telmex y cada una de sus Afiliadas y a sus respectivos consejeros, funcionarios y empleados en relacion con lo anterior. America Movil por este medio conviene expresamente, en indemnizar, reembolsar y defender y sacar en paz y a salvo a Telmex y a cada una de sus Afiliadas y a sus respectivos consejeros, funcionarios, asesores externos y empleados de cualquier contingencia y/o responsabilidad con respecto a las actividades de America Movil o sus subsidiarias a partir de que surta plenos efectos la Escision de Telmex.

23.2 En favor de America Movil: Telmex se obliga a indemnizar, defender y sacar en paz y a salvo a America Movil y a cada una de sus Afiliadas y a sus respectivos empleados, funcionarios y consejeros de cualquier perdida, gasto, responsabilidad, dano, o deficiencia sustancial, incluyendo cualquier perdida, gasto, responsabilidad, dano o deficiencia sufrida por America Movil, que resulte o que se incurra por virtud de cualquier acontecimiento anterior a la Escision de Telmex respecto de los activos y/o pasivos atribuidos directa o indirectamente a Telmex, incluyendo cualquier contingencia fiscal que surja de o en relacion con los actos juridicos relacionados con la Reestructuracion Interna, o alguna violacion significativa de alguna obligacion, garantia o convenio de Telmex bajo este Contrato o cualquier certificado o instrumento proporcionado o a ser proporcionado a America Movil bajo este Contrato y debera reembolsar a America Movil y a cada una de sus Afiliadas y a sus respectivos consejeros, funcionarios y empleados por cualquier gasto, incluyendo, sin limitacion, honorarios legales y gastos erogados por America Movil y cada una de sus Afiliadas y a sus respectivos consejeros, funcionarios y empleados en relacion con lo anterior. Telmex por este medio conviene expresamente, en indemnizar, reembolsar y defender y sacar en paz y a salvo a America Movil y a cada una de sus Afiliadas y a sus respectivos consejeros, funcionarios y empleados de cualquier contingencia y/o

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

      responsabilidad con respecto a las actividades de Telmex o sus subsidiarias a partir de que surta plenos efectos la Escision de Telmex.

23.3 Mecanica: La obligacion de indemnizar descrita en esta clausula estara sujeta a las siguientes condiciones: si ocurre algun suceso en virtud del cual se requiera indemnizacion bajo este Contrato, la parte a ser indemnizada debera dar aviso por escrito de tal suceso a la parte que deba realizar la indemnizacion lo mas pronto posible, pero no despues de quince (15) dias despues de la fecha anterior a aquella en la que (i) la parte a ser indemnizada haya tenido conocimiento de la realizacion de tal suceso, o (ii) dicha parte haya recibido notificacion de que una demanda fue presentada en un juzgado, o alguna accion ha sido iniciada por una entidad administrativa alegando la realizacion de un suceso que da derecho a la parte a ser indemnizada a una indemnizacion de la parte que deba realizar la indemnizacion. No obstante lo anterior, en caso de que alguna autoridad u Organo Regulador solicite informacion o documentacion en relacion con algun suceso en virtud del cual se requiera indemnizacion estableciendo un plazo menor a 30 dias habiles para la entrega de dicha informacion o documentacion, el plazo de 15 dias antes mencionado se reducira a un plazo igual a la mitad del plazo otorgado por dicha autoridad u Organo Regulador para la entrega de la informacion o documentacion solicitada. La parte que deba realizar la indemnizacion tendra derecho, a su eleccion y a su costa, de objetar o defender la responsabilidad de la parte a ser indemnizada; esto en el entendido que el abogado de la parte que deba realizar la indemnizacion sea aprobado por la parte a ser indemnizada y que esta pueda participar en tal defensa, a su propia costa. Ni la parte a ser indemnizada ni sus sucesores o cesionarios deberan admitir responsabilidad alguna, llegar a un convenio o pagar o responder por tal presunta responsabilidad, sin el previo consentimiento por escrito de la parte que deba realizar la indemnizacion siempre que esta este objetando o defendiendo de buena fe la presunta responsabilidad de la parte a ser indemnizada. La parte a ser indemnizada debera cooperar con la parte que deba realizar la indemnizacion en la objecion o defensa antes mencionada. Cualquier convenio o transaccion para dar por terminado un proceso judicial o demanda estara sujeto al mutuo consentimiento, el cual no sera negado sin razon, de la parte a ser indemnizada y de la parte que deba realizar la indemnizacion.

    Las obligaciones de las Partes contenidas en esta Clausula subsistiran por un plazo de cinco anos contados a partir de la fecha en que surtio plenos efectos la Escision de Telmex.

23.4 Finiquito y Renuncia. Las Partes de este Contrato: (i) renuncian a todos los derechos y acciones que se opongan al contenido de este Contrato respecto de cualquier reclamacion derivada de la Escision de Telmex o de actos o situaciones ocurridas con anterioridad a la Escision de Telmex, por lo que dan por extinguidos dichos derechos o acciones y remiten a la otra parte de sus obligaciones salvo lo aqui previsto, y, (ii) se obligan a no intentar en el futuro una controversia sobre cualquiera de dichos derechos o responsabilidades; (iii) consienten que mas alla de las obligaciones contenidas en el presente Contrato, ni Telmex ni America Movil, tendran ninguna reclamacion entre si que hacerse por obligaciones de caracter economico, incluyendo danos, perjuicios, gastos
      o costas; otorgandose mutuamente al efecto el finiquito mas amplio que en derecho corresponda y no reservandose para ello ninguna accion judicial de reclamo.

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

                                  CAPITULO VII
                                    DIVERSOS

    VIGESIMA CUARTA ACUERDOS FINALES.

24.1  Avisos y notificaciones.

          24.1.1 Domicilio de las Partes. En los terminos del Articulo 34 del Codigo Civil para el Distrito Federal, para todo lo relativo o relacionado con este Contrato o para todas las notificaciones, comunicaciones o avisos que las Partes deban darse en cumplimiento del presente Contrato, estas designan como sus domicilios convencionales y numeros de telecopia los establecidos a continuacion:

            Telefonos de Mexico, S.A. de C.V.
            Parque Via 190
            Col. Cuauhtemoc
            06599 Mexico, D.F.
            At'n. Ing. Adolfo Cerezo

            America Movil, S.A. de C.V.
            Lago Alberto 366
            Torre Telcel 1
            Col. Anahuac
            11320 Mexico, D.F.
            At'n Lic. Daniel Hajj Aboumrad

          24.1.2 Notificaciones. Todas las notificaciones o avisos que las Partes deban darse conforme a este Contrato, se efectuaran por escrito o por telecopia confirmada por escrito, y se consideraran realizadas en la fecha de su recibo, en forma fehaciente, por la parte a quien van dirigidas.

          24.1.3 Cambios de Domicilio. En caso de que cualquiera de las Partes cambiara de domicilio, debera notificarlo a la otra parte con cuando menos 15 (quince) dias habiles de anticipacion a la fecha en que ocurra tal evento, de lo contrario se entendera que los avisos, notificaciones o comunicaciones que conforme a este Contrato deban darse, surtiran efectos legales en el ultimo domicilio asi informado a la otra parte.

24.2 Jurisdiccion y ley aplicable. Para todo lo relativo a la interpretacion, cumplimiento y ejecucion de este Contrato, las Partes acuerdan expresamente someterse a las leyes y disposiciones aplicables de la Ciudad de Mexico, Distrito Federal, asi como a la jurisdiccion de los tribunales federales con residencia en la Ciudad de Mexico, Distrito Federal cuando resultare procedente, y, por lo tanto, renuncian expresamente al fuero que pudiera corresponderles por razon de su domicilio presente, futuro o por cualquier otra causa.

24.3 Informacion Confidencial. Durante un plazo de 5 (cinco) anos contados a partir del 25 de septiembre de 2000, las Partes mantendran en secreto y en la mas estricta confidencialidad y no usaran en beneficio propio o el de cualquier tercero informacion confidencial de cada una de ellas o de sus negocios o subsidiarias que tengan por virtud de su situacion con anterioridad a la Escision de Telmex, incluyendo sin limitar a, los conocimientos tecnicos ("know-how"), secretos comerciales, listas de clientes, informacion de clientes o de consultores, politicas de precios, metodos, planes o estrategias de mercado, tecnicas o planes de desarrollo de productos, metodos de comercializacion, procesos tecnicos y proyectos de investigacion de cada una de las Partes y sus subsidiarias. Toda esta informacion debera ser considerada como "Confidencial" para efectos de este Contrato. La obligacion de confidencialidad no debera aplicarse a porciones particulares de la informacion confidencial referida anteriormente, si tal informacion se vuelve disponible para el publico en general por una razon diferente a una revelacion no autorizada por alguna de las Partes.

24.4 Modificaciones. Ninguna modificacion de termino o condicion alguna de este Contrato, y ningun consentimiento, renuncia o dispensa en relacion con cualquiera de dichos terminos o condiciones, tendra efecto en caso alguno a menos que conste por escrito y este suscrito por ambas Partes y aun entonces dicha modificacion, renuncia, dispensa o consentimiento solo tendra efecto para el caso y fin especificos para el cual fue otorgado.

24.5 Titulos. Los sub-titulos de los incisos y los titulos de las Clausulas de este Contrato no tienen mas fin que la conveniencia de las Partes y no podran afectar ni tendran efecto alguno para la interpretacion de este Contrato.

24.6 Validez de las Disposiciones. Toda disposicion de este Contrato, de sus Anexos o Sub-Anexos que, en su caso, fuere o llegare a estar prohibida por la ley u otra disposicion aplicable, o sea inexigible, sera ineficaz e inefectiva en la misma medida de dicha prohibicion o inexigibilidad, sin por ello restar valor o eficacia a las demas disposiciones de este Contrato.

     El presente Contrato se firma por duplicado, por los representantes de las Partes, quienes se encuentran debidamente facultados, en la Ciudad de Mexico, Distrito Federal, el 18 de enero de 2001.

TELEFONOS DE MEXICO, S.A. DE C.V.      AMERICA MOVIL, S.A. DE C.V.

 /s/ Jose Manuel Camacho Berrueta         /s/ Daniel Hajj Aboumrad
Por: ______________________________    Por: ______________________________
Nombre:  Jose Manuel Camacho           Nombre: Daniel Hajj Aboumrad
         Berrueta                      Cargo: Apoderado
Cargo:  Sub-Director de Tesoreria
        y Administracion

                                                                  EXECUTION COPY

                         POST SPIN-OFF MASTER AGREEMENT

      Post Spin-off Master Agreement entered on January 18, 2001 by Telefonos de Mexico, S. A. de C. V. (hereinafter "Telmex"), represented herein by its Deputy Treasury Director, Jose Manuel Camacho Berrueta, and America Movil, S.
A. de C. V., represented herein by its General Director Daniel Hajj Aboumrad (hereinafter "America Movil"), pursuant to the following representations and clauses:

                                 DECLARACIONES

I. Telmex represents:

  a) That it is a Mexican corporation, organized pursuant to the laws of the Mexican Republic, through public deed number 34,726, dated December 23, 1947, certified by attorney Graciano Contreras Saavedra, Notary Public number 54 of the Federal District, which has been registered at the Mexico City, Federal District, Public Commerce Registry with number four, page three, third book, volume two hundred and thirty eight, currently registered with mercantile folio No. 5,229;

  b) That its legal representative has sufficient powers to bind it pursuant to the terms of this Contract;

  c) That Telmex's spin-off was agreed upon (in accordance with the definition of the term hereinafter) through the creation of America Movil, and given the legal relationship and the various services that America Movil requires transitorily, Telmex is willing to render the services subject matter of this Contract to America Movil, pursuant to what is agreed upon herein and the corresponding Annexes of this Contract, and also to bind itself to all the other terms of this Contract.

II. America Movil Represents:

  a) That it is a Mexican corporation, organized pursuant to the laws of the Mexican Republic through public deed No. 123,022 certified on September 29, 2000, before attorney Luis Felipe Del Valle Prieto, Notary Public No. 20 of Mexico City, Federal District, registered on October 13, 2000, in the Federal District Commerce Public Registry, with mercantile folio No. 263770;

  b) That its legal representative has sufficient powers to bind it under the terms of this Contract, pursuant to public deed which data and date are contained in the corresponding Annex hereto;

  c) That it wishes to hire the Services subject matter of this Contract provided by Telmex and binds itself to all the other terms hereof.

III. Both Parties declare:

  a) That the annexes hereto are an integral part of the Contract and that they are simultaneously signed, and therefore their content shall be mandatorily jointly binding with all future Annexes, Sub-Annexes, Addenda and all documents related to this Contract, which, are from time to time subscribed by the Parties; and

  b) That wish and agree to enter this Contract in order to guarantee the objective of Telmex's Spin-off it is fully implemented and integrally perfected.

      Based on the Representations above, the Parties enter the Contract pursuant to the following:

                                    CLAUSES

                                   CHAPTER I
                                 GENERAL TERMS

      ONE. DEFINITIONS. The Parties accept and agree that, unless otherwise established hereunder, and for all purposes and effects hereof, the terms listed below shall be defined and mean what is established immediately after the term being defined:

 Affiliate        Any person, or entity which directly or indirectly through one or more intermediaries controls, is under the common
                  control of that Person. For the purpose of this definition,
                  "control" (including the terms "controlled by" and "under
                  common control of" or any similar term, as may be required by the context) of a Person means (i) the property of, or the power to vote the majority of the voting shares when
                  appointing the directors of that Person under normal
                  circumstances without the presence of contingencies such as
                  (ii) the direct or indirect ownership of most of the shares representing the capital stock of the Corporation or the
                  right to receive most of the profits from that Person.
 Shares Buy-back  The shares that Telmex kept in the Treasury as of September
                  25, 2000 and those bought-back by Telmex from September 25,
                  2000 to the Delivery Date.
 America Movil    As defined in the preamble of this Contract.
 Aztlan           Inmobiliaria Aztlan, S.A. de C.V.
 Statement Letter The letter issued by Telmex on September 25, 2000 with the opinion of Cleary, Gottlieb, Steen & Hamilton.
 Civil Code       Civil Code for the Federal District.
 Consertel        Holding Company of Servicios de Telecomunicaciones, S.A. de
                  C.V.
 Cuca             Capital Contribution account referred to in paragraph two,
                  Section II of Article 120 of the Income Tax Law.
 Cufin            Net Taxable Income Account included in Article 124 of the
                  Income Tax Law.
 Cufinre          Reinvested net taxable income account included in Article
                  124-A of the Income Tax Law.
 Delivery Date    The first working day in which Telmex's stockholders start receiving America Movil stock certificates, pursuant to the spin-off.
 Spin-off         Telmex's spin-off resolved by the Telmex Extraordinary
                  Stockholders Meeting held on September 25, 2000, which
                  Minutes were certified partially through public deed No.
                  123,021 issued on September 29, 2000 by Notary Public No. 20 of the Federal District, registered in the Federal District
                  Public Commerce Registry on October 13, 2000 and which notice was published in the Federal Official Gazette dated October
                  5, 2000 and became effective on November 27, 2000.

 Invoice or Invoices    As defined in paragraph 4.4.1 of this Contract.
 IVA                    Value Added Tax.
 Service Orders         As defined in Clause Two hereof.
 Regulating Entity      Means any federal, state or local government or
                        political subdivision, including without limitations
                        the Ministry of Finance and Public Credit, the Bolsa
                        Mexicana de Valores, S.A. de C.V., (Mexican Stock
                        Exchange), the Comision Nacional de Seguros y Fianzas
                        (National Insurance and Bonds Commission, the Comision
                        Nacional Bancaria y de Valores (National Banking and
                        Securities Commission), the Comision Nacional de
                        Inversiones Extranjeras (National Foreign Investment
                        Commission), the Comision Federal de Competencia
                        (Federal Competition Commission, the Instituto Mexicano
                        del Seguro Social ("IMSS", as per initials in Spanish
                        of the Mexican Social Security Institute), the
                        Instituto para el Fondo Nacional para la Vivienda de
                        los Trabajadores ("INFONAVIT", as per initials in
                        Spanish of the National Workers' Housing Fund) or any
                        Mexican or foreign tax authority.
 Parties                Means Telmex and America Movil jointly.
 Person                 Means any corporation or individual or limited
                        liability corporation, joint venture, trust, business
                        trust, partnership, political or administrative
                        organization, Regulating or Government Entity,
                        "partnership", "limited partnership", "joint venture",
                        "joint stock company", "business trust", or any other
                        entity or organization.
 Internal Restructuring The various corporate acts directly or indirectly carried out by Telmex's subsidiaries prior to Telmex's
                        spin-off which include Secortel and Aztlan's merger and
                        Sercotel's spin-off.
 Sercotel               Sercotel, S.A. de C.V.
 Service or Services    The legal, financial, accounting, relationships with
                        investors and any others of any kind requested by
                        America Movil or any subsidiary from Telmex or any or
                        its subsidiaries in accordance with this Contract.
 Telmex                 As defined in the preamble hereof.

      TWO. OBJECT AND GENERAL ISSUES OF THE CONTRACT. This Contract is entered in order to regulate the various legal relationships derived from Telmex's spin-off and various relationships between Telmex and America Movil in issues related to services, tax matters, responsibilities, indemnities and accounting and registration aspects in order to guarantee that the objectives and agreements resulting from Telmex's spin-off are complied with and fully perfected.

                                   CHAPTER II
                               TRANSIENT SERVICES

      THREE. SERVICES. Telmex binds itself to render to America Movil the Services referred to in this Contract, using for that purpose all the necessary administrative, operating, scientific and/or technical knowledge. The Services subject matter hereof shall be ruled, in general terms, by the clauses hereunder and specifically by the Annexes signed by the Parties and which are an integral part of this Contract, as if they were fully inserted, plus those that may be agreed upon from time to time by the Parties.

      Notwithstanding the above, all and discrepancies between the text of some Annexes and the terms and conditions hereof or in its front page, shall be settled as follows: (i) in the first place, the one expressly deemed in the Annexes to this Contract; and as the case may be (ii) in the second place, the one expressly considered in the Annexes hereof; and, as the case may be, (iii) in the third place, pursuant to the principles of Article 20 of the Civil Code.

      It is understood by the above, that Telmex binds itself to provide the Services subject matter of this Contract making its best effort pursuant to the terms of Article 2615 of the Civil Code. Consequently, for the purpose of
Article 2613 of the Civil Code, the obligations assumed hereunder by Telmex refer to means or activities and not to results.

      America Movil shall require from Telmex various Services subject matter of this Contract through a Service Order delivered to Telmex either verbally of in writing. The rendering of the Services referred to in each one of the Service Orders shall be conditioned to Telmex's capacity on the corresponding Service Order date. In order to be able to cancel or change a Service Order free of charge, America Movil shall request it in writing before the delivery times of the Services under the contract are agreed upon. If the cancellation or change is requested after the delivery time of the Services under the Contract is agreed upon, the Parties accept and agree that America Movil shall pay Telmex the charges or sanctions applicable in accordance with the commercial policies in effect for the Services in question.

    FOUR. CONSIDERATIONS.

4.1Charges and Rates.

          4.1.1 Considerations. As consideration for the Services Telmex binds itself to provide to America Movil pursuant to Clause Two and Three hereof, America Movil shall pay Telmex the cost of each and every one of those Services, plus, as the case may be, a profit percentage which, in each case is agreed upon by the parties, and also the amounts from other Services that the Parties agree upon from time to time and which signed by the Parties shall be an integral part of this Contract as if they were written in it. In any event, the considerations shall be subject to VAT. This tax and any other applicable tax shall be added pursuant to the corresponding legal ruling. The considerations referred to in this Clause shall be paid on the dates, terms and conditions of this Clause of the corresponding Sub-Annexes.

          4.1.2 Reimbursement of Expenses. Also, America Movil shall reimburse Telmex the amount of expenses directly or indirectly incurred by Telmex when providing the Services subject matter of this Contract.

          4.1.3 Other Considerations. America Movil accepts that whenever it requests from Telmex additional supplementary services that do not have a rate and Services other than those referred to in Clause Three hereof, and provided Telmex accepts to render them, and there is no or is not in effect any expressly agreed upon consideration and in writing, these shall be agreed upon before the service in question is provided.

4.2 Payment. Any and all considerations, expenses or reimbursements to be paid by America Movil and in favor of Telmex shall be paid at Telmex's address.

4.3 Currency Except if otherwise established by the Parties in writing, the considerations shall invariably be denominated in pesos, legal tender of the Mexican United States, or in the monetary unit of the Mexican United States monetary system that substitutes it; and America Movil shall settle its obligations precisely in that currency.

4.4 Payment Terms and Conditions. The following payment terms and conditions shall apply to the payment of the considerations for the Services to be provided hereunder:

          4.4.1 Invoices. Telmex shall monthly bill America Movil, at America Movil's office, an invoice for the Services generated in the previous month (hereinafter the "Invoice" or the "Invoices"). The invoice shall fully describe the Services under this Contract for the period, and also shall breakdown the considerations that America Movil owes Telmex for those concepts.

          4.4.2 Time and form of Payment. America Movil shall pay Telmexs invoices in immediately available Mexican pesos, via check or cash, credit to the account or in any other manner agreed upon by the Parties, within the 5 (five) calendar days following the date in which Telmex submits the corresponding invoices duly supported pursuant to the terms hereunder.

          4.4.3 Penalty Interest. If America Movil does not comply with the aforementioned payment obligation, it shall pay besides the invoice's principal amount penalty interest from the invoice's due date until the date of payment in full, at an annual rate equal to the most recent Interbanking Equilibrium Interest Rate (TIIE, as per initials in Spanish), on the date in which the delinquency occurs, multiplied by 1.7 (one point seven) times, of the monthly calculations, plus the corresponding VAT.

          Penalty interest shall be calculated on outstanding amounts and shall be computed for the calendar days on a basis of one (1) 360 (three hundred and sixty) days, times the number of days that the invoices are actually in arrears and until the amounts are made available to Telmex. It is understood that penalty interest shall vary each month together with the variations of the reference rate during the period in which the amount is past due.

          It is understood that in no event, shall the interest rate used as a basis to determine the penalty interest can be higher than the bond or instrument that the Federal Government places in the 28 day money market.

      FIVE. RESPONSIBILITY. None of the Parties shall be responsible to the other for indirect or consequential damages or the loss of income resulting or attributable to any action or omission of the Parties or third parties related to this Contract. Also, none of the parties shall be accountable for the damages caused to Telmex or America Movil for fortuitous events or Acts of God such as explosions, earthquakes or other natural phenomena and those caused by third parties or which are alien to the rendering of the Services under this Contract and that Telmex or, as the case may be, America Movil, have not been able to reasonably foresee or avoid, such as uprisings, sabotage or terrorism and other similar situations. In any event, the civil liability of the parties shall be limited to repairing the damages indirectly caused.

      SIX. TEMPORARY SUSPENSION. If there is a fortuitous case or an Act of God that temporarily hinders Telmex from providing the services under this Contract, the Services shall be temporarily suspended, and the Parties shall agree upon the extraordinary actions and services required to restore, normalize and guarantee the continuity and quality of the Services. In this case, America Movil shall pay Telmex, the Services truly rendered up to the moment when the suspension took place. In any event, Telmex shall make its best effort to restore the Service.

      SEVEN. ASSIGNMENT. Telmex and America Movil bind themselves to comply with their obligations hereunder by themselves, and consequently the rights and obligations under this Contract may be assigned, taxed or transferred in any way without the previous authorization from the other party. This authorization shall not be denied without a justified reason. The above unless it can be assigned to a subsidiary or Affiliate Company of the Parties, without having to obtain the authorization of the other Party.

      EIGHT. LABOR RELATIONS. All the Services subject matter of this Contract provided by Telmex to America Movil through individuals, shall be carried out by personnel to be hired and paid for by Telmex, which as an employer of that personnel needed to render the Services subject matter of this Contract, shall be the only Party responsible for the obligations to that personnel, derived from labor and social security legal provisions and other rulings, and there shall not be any contractual labor or any other kind of relationship whatsoever through which it renders the Services under this Contract and America Movil. Telmex therefore agrees to answer all claims that its workers may file against it or against America Movil regarding the Services. Thus, Telmex binds itself to hold America Movil harmless of any claim filed by Telmex's personnel against America Movil for any amount which as a result of Telmex's personnel claim, America Movil would have to pay.

      In turn, America Movil, as a business entity and employer of the personnel hired as a result of this Contract, shall the only party liable for the obligations resulting from the legal provisions and other labor and social security rulings. It therefore agrees to take care of all the claims filed by its workers against it or against Telmex that are related to the Services subject matter of this Contract and binds itself to hold Telmex harmless from any claim that America Movil personnel could file against Telmex, and as the case may be, to indemnify and therefore reimburse Telmex any and all amounts Telmex has to pay as a result of any America Movil personnel claims.

      NINE. DURATION. This Chapter II, shall be in effect for both Parties for one mandatory year. After the term is over, Chapter II shall continue to be in effect for an indefinite period of time, and as of that time any of the Parties can cancel it through written notice delivered 15 (fifteen) days before the desired termination date. In any event, the demand and payable obligations resulting from this contract shall end when they are paid in full.

                                  CHAPTER III
                                   TAX ISSUES

    TEN. TAX ACCOUNTS:

10.1 Cufin: The Parties state that resulting from Telmex's spin-off the non consolidated Cufin remains in Telmex, and therefore does not share any portion of it with America Movil, which at a consolidated level has Sercotel's Cufin.

10.2 Cuca: The Parties state that due to Telmex's spin-off, the non consolidated Telmex Cuca account remains in Telmex, and therefore does not share any portion of it with America Movil.

10.3 Sercotel and Consertel's tax cost: The Parties declare that in view of the Internal Restructuring, and given Sercotel's spin-off to create Consertel, the tax cost of the stock of each one of these companies is equivalent to Sercotel's tax cost percentage before its Spin-off due to the capital stock of each Sercotel and Consertel resulting from Sercotel's spin-off.

                                   CHAPTER IV
                           FINANCING AND DEBT ASPECTS

      ELEVEN. GENERAL INDEMNITIES. Telmex binds itself to indemnify and hold America Movil harmless from any and all claims resulting from any liability or direct or contingent contingency which was to be paid by Telmex as a result of Telmex's Spin-off; and America Movil binds itself to indemnify and hold Telmex harmless from any liability or direct or contingent contingency which was expressly transmitted to be paid by America Movil as a result of Telmex's Spin-off.

      TWELVE. COMMERCIAL PAPER. Telmex binds itself to pay no later than December 31, 2001 all the commercial paper or any other security or debt owed by Sercotel, America Movil or any of their subsidiaries issued by Telmex.

      THIRTEENTH. SECURITIES.

13.1 EKN-Ericsson: The Parties bind themselves to make their best effort so that the security given by Telmex to America Movil or any of its subsidiaries, and/or Ericsson Project Finance AB, derived from "Sponsor Undertaking" with guaranteed from EKN-The Swedish Export Credit Guarantee Board, be transferred to America Movil.

13.2 UNIBANCO. The Parties bind themselves to make their best effort so that the guarantee given by Telmex to Unibanco-Uniao de Bancos Brasileiros, S.A. on ATL-Algar telecom Leste, S.A. investment be substituted by a guarantee granted by America Movil or any of its subsidiaries and holds Telmex harmless from any and all obligations or liabilities resulting from that bond.

13.3 AMERICA CENTRAL TEL. The Parties bind themselves to make their best effort so that the promissory note issued by Telmex, as endorser, in favor of Citibank, N. A. on the Telecomunicaciones de Guatemala, S.A. investment, with maturity on April 21, 2001, be substituted by a promissory note with the same terms and conditions issued by America Movil or any subsidiary an Telmex be relieved from any liability resulting from that promissory note.

13.4 TOPP TELECOM. The Parties bind themselves to make their best effort so that the support letter given by Telmex in favor of Citibank, N.A., on the Topp Telecom investment credit, be substituted by a support letter issued by Radiomovil Dipsa, S.A. de C.V. or any of its subsidiaries and Telmex be relieved from any and all obligations or liabilities resulting from that letter.

13.5 FIRST MARK. The Parties bind themselves to make their best effort so that the bank guarantee given by Telmex for the account and order of Aztlan, on FirstMark Comunicaciones Espana, S.A., investment, be substituted by a guarantee granted by America Movil, Sercotel or any of their subsidiaries and Telmex be relieved from any and all obligations or liabilities resulting from that guarantee.

13.6 TELAMCO. The parties bind themselves to make their best effort so that the solidary guarantee given by Telmex in favor of Telecom Americas, LLC, on Intelec, S.A. and Telmex Wireless Brazil, LLC investment in Telecom Americas, LLC, be substituted by a guarantee granted by America Movil, Sercotel or any of their subsidiaries and Telmex be relieved from any and all obligations or liabilities resulting from that guarantee.

13.7 BNDES. The Parties bind themselves to make their best effort so that the bond granted by Telmex in favor of Banco de Desenvolvimiento Economico e Social-BNDES on the ATL-Algar Telecom Leste, S.A. investment, be substituted by a guarantee granted by America Movil, Sercotel or any of their subsidiaries and Telmex be relieved from any and all obligations or liabilities resulting from that bond.

13.8 GCA PURCHASE OPTION. America Movil binds itself to acquire from Telmex the shares issued by Global Central America, S.A. de C.V. ("GCA") that it had to acquire as a result of exercising the sale of the stock option included in the Stock Sale Option Contract entered between Telmex and Telecomunicaciones de Guatemala, S. A. on June 3, 1999 through public deed No. 43,417 issued before attorney Roberto Nunez y Bandera, Notary Public No. 1 of the Federal District, which was assigned by Telecomunicaciones de Guatemala, S.A. under fiduciary ownership, including without limitations, each and every one of the rights it may have pursuant to the option contract, the management trust, payment and guaranteed dated June 2, 1999 between Telecomunicaciones de Guatemala, S.A. as trustor, Citibank Mexico, S.A., Grupo Financiero Citibank as trustee and Citibank, N.A. as beneficiary.

          Besides, the Parties bind themselves to make their best effort so that each and every one of the obligations derived from the option mentioned in the paragraph above, are assumed by America Movil and Telmex be relieved from any and all liabilities derived from that contract.

                                   CHAPTER V
                               ACCOUNTING ISSUES

      FOURTEEN. ACCOUNTING RECORDS. The Parties ratify the agreement on some accounting records dated November 21, 2000, in that as a result of Telmex's spin-off, it was resolved and it carry out through the package contribution of part of the assets, liabilities and stock of Telmex to America Movil based on the Telmex's audited financial statements as of December 31, 1999, the balance sheet as of June 30, 2000 and the pro forma balance sheet as of June 30, 2000. Regarding the funds generated basically by Telmex's operation, Telmex management decided that these funds would be needed by America Movil, since as a result of Telmex's Spin-off. Some assets were transferred to America Movil and they include some capitalization and investment commitments abroad, which had been originally acquired by Telmex. Due to the above, America Movil shall continue with the expansion of some businesses in Mexico and abroad, and therefore and due to the Spin-off, the Parties agreed that Telmex would transfer to America Movil US $2.750 milliards, which were reflected in Telmex's consolidated financial statements until before the Spin-off. This amount is integrated as follows: US $1.794 milliard, correspond to commercial paper issued by Telmex and US$0.956 milliard which correspond to investments made by Telmex in easily negotiable financial instruments. Therefore, the aforementioned amount shall be deemed contributed or transferred to America Movil, in view and as a result of Telmex's Spin-off, as of September 25, 2000 and shall be recognized as the part to be substituted by a guarantee granted by America Movil, Sercotel or any of their subsidiaries and Telmex is to be relieved from any and all obligations or liabilities resulting from those America Movil's guaranteed assets as of that date.

      Also, and also as a result of the Spin-off, the Parties agree that the balance (without interest) as of September 5, 2000 of the credits obtained by Telmex from ABN AMOR Bank and other banks, amounting to U.S. $ 700.1 million, which objective is to finance the purchase of equipment by Radiomovil Dipsa, S.A. de C.V., be deemed transferred to America Movil. Therefore, the accounts to be paid by Radiomovil Dipsa, S.A. de C.V. to Telmex, corresponding to the credits mentioned hereinabove, are understood as transferred to America Movil.

      FIFTEEN. BUY-BACK OF SHARES. Telmex shall not exercise the rights derived from the corresponding coupon at the delivery of America Movil Shares due to Telmex's Spin-off, regarding the Stock bought back pursuant to the terms of the past paragraph of the Second Provision of Circular 11-16 and its amendments issued by the then National Securities Commission on August 27, 1990 and other applicable legal provisions.

      Consequently, based on Resolution II.1 of the Telmex Extraordinary General Stockholders' Meeting held on September 25, 2000, the financial statements and the Pro-forma balance sheet were adjusted based on the Spin-off to reflect the amounts resulting on the Delivery Day, as follows: (i) in the America Movil's capital stock account the Stock Bought-back would be deemed as stocks in the Treasury, which may be used for any licit purpose as determined by America Movil's Board of Directors, and therefore, the corresponding capital shall not be deemed as unpaid and those America Movil's stocks which correspond to the Stocks Bought Back , together with the 1,631'487,932 shares mentioned in Annex "C" of the Stockholders' Meeting mentioned; (ii) no account receivable, liability or debt between Telmex and America Movil shall be registered due to the cancellation of the coupon corresponding to the Bought-Back Shares; (iii) the accounts in the Telmex's balance sheet shall be adjusted, where applicable, to reflect the cash decrease resulting from the purchase of the Shares Bought-Back adjusting the Pro-form Balance Sheet of the Spin-off and without offsetting it against any account in America Movil's financial statements; and
(iv) the accounts mentioned in Section I of Article 14 Bis of the Securities Market law shall be adjusted pursuant to the agreements above.

                                   CHAPTER VI
                          OTHER ACTIONS AND AGREEMENTS

      SIXTEEN. DISTRIBUTION CONTRACT. Telmex and America Movil shall negotiate a distribution contract or any other similar legal category through which Telmex shall be allowed, as the case may be, subject to authorizations pursuant to the law, to sell the mobile telephony service with the brand or name "Telcel" with another brand or commercial name agreed upon by the parties.

      SEVENTEEN. AUTHORIZATIONS AND APPROVALS. Each one of the Parties binds itself to take all commercially reasonable measures to obtain all the authorizations and permits, such as the approval of their corresponding Board of Directors, of the necessary Regulating Entities and of third parties, as the case may be which are or may be necessary to implement and perfect this Contract, the compliance with its obligations in accordance with it and the termination of all of Telmex's spin-off related transactions.

      Also, the Parties expressly agree and bind themselves, in good faith and diligence, to carry out all the actions and to make all the steps deemed necessary or convenient, in order to have full effect and fully comply with the agreements hereunder and Telmex's Spin-off. The Parties agree and expressly bind themselves to not file suit, judicial proceedings, judicial actions, claims or denounce facts against the other party, on any asset transferred as a consequence of Telmexs spin-off.

      EIGHTEEN. COMMON ACTION. The Parties hereby agree under a common action (passive joinder) in the case of a legal proceeding related to Telmex's Spin-off or any of the issues contemplated hereunder. Therefore, America Movil hereby appoints Telmex as its representative.

      NINETEEN. INFORMATION. The Parties shall deliver all the information necessary to prepare the financial statements, tax returns, administrative acts before Regulating Entities or any other act or fact needed for the continuous development of their transactions.

      TWENTY. OBLIGATIONS TO NOT DO: As of the date this Contract was entered and until September 25, 2000, America Movil shall abstain and shall make its subsidiarias abstain from the following unless there is written consent from
Telmex:

          (i)amend America Movil's bylaws, merge or consolidate America Movil with any other Person;

          (ii)divide, combine, reclassify the America Movil's capital stock;

          (iii) declare, reserve or pay extraordinary dividends or make any other distribution of America Movil's capital stock;

          (iv)sell, assign, transfer, mortgage, pledge, lease, grant or allow that a lien or any other limitation to ownership be created, or in any other way dispose of any of the significant assets for America Movil's operations as they currently being handled, with the exception if those actions take place within the normal course of business.

          (v)Take any and all actions that could reasonably be expected that would make Telmex's Spin-off not be deemed as a tax-free transaction in the Mexican United States or in the United States of America, pursuant to the laws, regulations or criteria from any of the Regulating Bodies or that is inconsistent with the Letter of Statements.

      TWENTY ONE. OWNERSHIP OF CORPORATION. All the memoranda, public deeds, contracts, corporate minutes books, stock registration books, notes, lists, records and other documents, data, electronic, magnetic or optical records or papers (and all their copies), including those filed in computer memories, in microchips and other means, facts or compiled by Telmex or made available to Telmex relating to America Movil and the assets transferred to it by the Spin-off, and all other corporate books to be kept by America Movil, in accordance with Mexican Law are and shall be owned by America Movil and shall be delivered to America Movil.

      TWENTY TWO. CORPORATION EMPLOYEES. For a two year term (2) beginning on the date of signature of this Contract, none of the Parties, directly or indirectly shall hire or offer employment to any employee of the other Party or provoke that the employees leave that job.

      TWENTY THREE. INDEMNITIES.

23.1 In favor of Telmex: America Movil binds itself to indemnify, defend and hold Telmex and each one of its affiliates harmless as well as its corresponding employees, officers, directors and external consultants from any losses, expenses, liabilities, damages or substantial deficiencies experienced by Telmex, resulting or incurred as a result of something that happened before Telmex's Spin-off regarding the assets and/or liabilities directly or indirectly attributed to America Movil, including any and all tax contingencies resulting from or regarding the legal acts related to the Internal restructuring, or any significant infringement of any obligation, guarantee or agreement made by America Movil hereunder or any certificate or instrument provided or to be provided to Telmex hereunder and shall reimburse Telmex and each one of its Affiliates and its corresponding directors, officers and employees for any expense, including without limitations, legal fees and expenses incurred by Telmex and each one of its Affiliates and their corresponding consultants, officers and employees regarding the above. America Movil expressly agrees hereby to indemnify, reimburse, defend and hold Telmex and each one of its Affiliates harmless as well as their corresponding directors, officers, external consultants and employees from any and all contingencies and/or responsibility regarding the activities of America Movil or its subsidiaries as of the date when Telmexs Spin-off is in full effect.

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23.2  In favor of America Movil: Telmex binds itself to indemnify, defend and hold America Movil and each one of its Affiliates harmless as well as their corresponding employees, officers and board members of any loss, expense, liability, damage or substantial deficiency, including losses, expenses, responsibility, damage or deficiency suffered by America Movil, resulting or incurred due to anything that happened prior to Telmex's Spin-off, regarding the assets and/or liabilities attributed directly or indirectly to Telmex under this Contract or any certificate or instrument provided or to be provided to America Movil under this Contract and shall reimburse America Movil and each one of its Affiliates and their corresponding directors, officers and employees on the above. Telmex hereby expressly agrees, to indemnify, reimburse defend and hold America Movil and each of its Affiliates harmless as well as their corresponding directors, employees and officers of any and all contingencies and/or liabilities on Telmex's or its Subsidiaries' activities after Telmex's Spin-off is fully in effect.

23.3 Procedure: The obligation to indemnity described herein shall be subject to the following conditions: if anything happens which in accordance with this Contract should be indemnified, the party to be indemnified shall give notice in writing of the issue to the party to be indemnified as soon as possible, but not later than fifteen (15) days after the date prior to the one in which (i) the party to be indemnified has had knowledge of the realization of that happening, or (ii) that the Party has received notice that a claim was filed in a court, or any action has been started by an administrative entity arguing that something happened that gives the right to the party to be indemnified with an indemnity from the party to be indemnified. Notwithstanding the above, if any authority or Regulating Entity requests information or documents on anything that happened which generated the need to be indemnified establishing a not larger than 30 working day term for the delivery of that information or documents requested, the 15 day term mentioned hereinabove shall be reduced to a term equal to half of the term granted by that authority or Regulating Entity for the delivery of the information or documents requested. The party to indemnify shall have the right to be indemnified; this with the understanding that the lawyer of the party to indemnify be approved by the party to be indemnified and that it may participate in that defense at its own expense. Neither the party to be indemnified nor its successors or assignees shall accept any responsibility whatsoever, reach an agreement or pay or respond to the assumed responsibility, without previous agreement in writing from the party to be indemnified provided in it is objecting or defending in good faith the assumed responsibility of the party to be indemnified. The party to be indemnified shall cooperate with the party to indemnify in view of the objection or defense mentioned hereinabove. Any agreement or transaction to end a judicial process or demand shall be subject to mutual agreement, and it shall not be denied without reason, by the party to be indemnified and the party to indemnify.

    The obligations of the Parties contained in this Clause shall substitute during a five-year term beginning on the date in which Telmex's Spin-off came fully into effect.

23.4 Settlement and Resignation. The Parties to this Contract: (i) Waive all the rights and actions opposing the content of this Contract on any claim derived from Telmex's Spin-off or actions or situations which occurred prior to Telmex's Spin-off, and therefore they consider those rights or actions extinguished and remit their obligations to the other party except for what is included herein, and, (ii) bind themselves to not try to have a dispute in the future on any of those rights or responsibilities; (iii) agree that beyond the obligations contained herein,

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      neither Telmex nor America Movil, shall have any claims between them derived from economic obligations, including damages, expenses or legal expenses; and they grant each other the broadest release under the law and do not reserve therefor any legal claim action.

                                  CHAPTER VII
                                 MISCELLANEOUS

      TWENTY FOUR. FINAL AGREEMENTS.

24.1  Notices and Announcements.

          24.1.1 Domicile of the Parties. Pursuant to the terms of Article 34 of the Civil Code for the Federal District, and for everything related to this Contract or for all notices, communications or announcements that the Parties have to give each other in complying with this Contract, they state that their conventional domiciles and telecopy numbers are as follows:

            Telefonos de Mexico, S.A. de C.V.
            Parque Via 190
            Col. Cuauhtemoc
            06599 Mexico, D.F.
            Att'n. Ing. Adolfo Cerezo

            America Movil, S.A. de C.V.
            Lago Alberto 366
            Torre Telcel 1
            Col. Anahuac
            11320 Mexico, D.F.
            At'n Lic. Daniel Hajj Aboumrad

          24.1.2 Notices. All notices or announcements that the Parties have to give each other pursuant to this Contract, shall be made in writing or telecopy confirmed in writing and shall be deemed made on the date in which they are received, in a credible manner, by the party to which they are addressed.

          24.1.3 Change of Domicile. If any of the Parties were to change domicile, it shall notify the other Party at least fifteen (15) working days in advance to the date in which it shall take place. Conversely it shall be understood that notices, announcements or communications to be given under this Contract, shall be legally effective in the last domicile reported to the other Party.

24.2 Jurisdiction and applicable law. For all matters related to the interpretation, compliance and execution of this Contract, the Parties expressly agree to abide by the laws and applicable provisions of Mexico City, Federal District and also to the jurisdiction of the federal courts with residence in Mexico City, Federal District where applicable, and therefore, expressly waive the jurisdiction that could correspond to them based on the present or future domicile or for any other reason.

24.3 Confidential Information. During a five (5) year term beginning on September 25, 2000, the Parties shall keep in secret and strictly confidential and shall not use for their own benefit or the benefit of any third party, the confidential information on each one of their businesses or subsidiaries they may have due to the status held prior to Telmex's spin-off, including

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      without limitations the technical know-how, commercial secrets, clients'
      lists, clients' or consultants' information price policies, methods, market plans or strategies. Product development plans or techniques, marketing methods, technical processes and research projects of each one of the Parties and their subsidiaries. All of this information shall be deemed "Confidential" in accordance with this Contract. The confidentiality obligation shall be applied to individual portions of the confidential information mentioned previously, if that information is made available to the public at large for a reason other than a non authorized dissemination by one of the Parties.

24.4 Amendments. No amendment of any term or condition of this Contract, and no consent, waive or exemption related to any of those terms and conditions, shall be effective in any case unless it is in writing and is subscribed by both Parties and even then that amendment, waive, exemption or consent shall only be effective for the specific case and objective for which it was granted.

24.5 Headings. The only objective of the sub-headings of the paragraphs and the titles of the Clauses of this Contract is to make them convenient for the Parties and may not have any effect in the interpretation of this Contract.

24.6 Validity of Provisions. All provisions under this Contract, its Annexes or Sub-Annexes, as the case may be, which is or may be forbidden by the law or any applicable provision, or is inexigible, shall be inefficient and ineffective to the same extent of that prohibition or inexigibility, and nevertheless shall not reduce the value or efficacy of all the other provisions under this Contract.

      The Parties' representatives, who are fully empowered, in Mexico City, Federal District, on January 18, 2001, sign this Contract in duplicate forms.

TELEFONOS DE MEXICO, S.A. DE C.V.        AMERICA MOVIL, S.A. DE C.V.

  /s/ Jose Manuel Camacho Berrueta          /s/ Daniel Hajj Aboumrad
By: ________________________________     By: ________________________________
Name:Jose Manuel Camacho Berrueta        Name:Daniel Hajj Aboumrad
Position:Deputy Director of              Position:Proxy and Administration
Treasury


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